Exhibit 99.3
DETACH CARD
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DEVELOPERS DIVERSIFIED REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joan U. Allgood and William H. Schafer, and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution to vote, as indicated herein, all the common shares of Developers Diversified Realty Corporation (“DDR”) held of record by the undersigned on December 2, 2002, at the Special Meeting of Shareholders to be held on January 29, 2003, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, including, without limitation, the right to adjourn the special meeting in order to solicit additional votes.

1.	To approve, authorize and adopt the agreement and plan of merger, dated as of October 4, 2002, by and among DDR, JDN Realty corporation, a Maryland corporation (“JDN”), and DDR Transitory Sub, Inc., a Maryland corporation and subsidiary of DDR, pursuant to which DDR Transitory Sub., Inc. will be merged with and into JDN (the “Merger”).

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

2.	If proposal 1 is approved, to adopt an amendment to the DDR articles of incorporation that would authorize and fix the terms of 2,000,000 shares of 9 3/8% Cumulative Redeemable Voting Preferred Shares, without par value, to be issued to the holders of JDN’s Series A Cumulative Redeemable Preferred Stock, $.01 par value per share, to be effected as part of the merger.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

(Note: the Merger is conditioned upon approval of proposals 1 and 2)

3.	If proposal 1 is approved, to fix the number of directors of DDR at 11.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

4.	If proposals 1 and 3 are approved, to elect Mr. Craig Macnab to the board of directors of DDR to serve as director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

☐  FOR                        ☐  WITHHOLD AUTHORITY

5.	To adopt an amendment to the DDR articles of incorporation that would increase the total number of authorized shares from 109,000,000 to 211,000,000, which includes an increase in the number of authorized common shares from 100,000,000 to 200,000,000.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

6.	In their discretion, to vote upon such other business as may properly come before the special meeting or any adjournments or postponements, including, without limitation, the right to adjourn the special meeting in order to solicit additional votes from DDR shareholders.

(Continued on reverse side)

DETACH CARD
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(Continued from the other side)

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted “FOR” the proposals in Items 1, 2, 3 and 5, to elect the nominee described in Item 4 above and, at the discretion of the proxies, on any other matter that properly comes before the special meeting, including, without limitation, a proposal to adjourn the special meeting to solicit additional votes.

Receipt of Notice of Special Meeting of Shareholders and the related Proxy Statement dated December 17, 2002, is hereby acknowledged.

Dated: _______________ , 20

Signature(s) of Shareholder(s)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.